Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1553	763-540-1212

Padilla Speer Beardsley
Marian Briggs
612-455-1742

TENNANT COMPANY NAMES CHRIS KILLINGSTAD AS CEO

Killingstad to Succeed Janet Dolan
Killingstad Also Joins Tennant’s Board of Directors

MINNEAPOLIS—(BUSINESS WIRE)—Oct. 6, 2005—Tennant Company (NYSE: TNC) today announced that Chris Killingstad, 49, will join the company’s board, effective today, and will become president and chief executive officer on December 1, 2005, at which time Janet Dolan will step down as president and CEO.  She will continue on the board through year-end and, at that time, retire from Tennant as previously announced.

This culminates the adoption of a succession plan by the board of directors that accommodates Dolan’s decision to retire, after 20 years at Tennant, including the past six years as CEO.  On May 5, 2005, Dolan announced her intent to retire once a comprehensive search for a new CEO was completed and an orderly transition period transpired.

“First, the board wants to thank Janet.  She leaves Tennant in very good shape, with a bright future,” said Steve Shank, Tennant Company board member and head of the board’s search committee.  “The board conducted a thorough search – both within and outside of Tennant – to identify the best candidate to lead the company going forward.  Chris has a proven track record of success at Tennant and a deep understanding of the company’s business and culture.  We are confident in his ability to continue the company’s growth and enhance its competitiveness.”

Killingstad has played a pivotal role in Tennant’s renewed growth and transformation to date.  Since joining Tennant in 2002, he has served as Tennant’s vice president, North America, with responsibility for growing revenues and profitability in North America, as well as leading the company’s global marketing and new product launch efforts.

Said Killingstad, “My top priority is to carry out the company’s strategic plan and continue Tennant’s momentum in sales, earnings and operating efficiencies.  Tennant Company is poised for great success in the years to come.  We have a clear vision, proven strategies and very talented people motivated to achieve our goals.”  Killingstad and Dolan will participate in Tennant’s third quarter earnings conference call later this month.

“During the past three years, Chris successfully led our North American business, strategically aligning Tennant’s resources to better serve opportunities in our largest market,” said Dolan.  “Under his leadership, we have completed one of the most concentrated periods of new product introduction in our company’s history, which has fueled Tennant’s growth.”

Before joining Tennant, Killingstad was employed by The Pillsbury Company for 10 years in senior management positions in Europe, Asia and North America.  Most recently, he served as Pillsbury’s senior vice president and general manager of Pillsbury Frozen Products in North America, responsible for this $2.1 billion business.

Prior to that, Killingstad spent eight years at Pepsi-Cola International in positions of increasing management responsibility in the areas of international business development, and sales and marketing.  He also previously held financial management positions with General Electric.

Killingstad earned a master’s degree in business from the Amos Tuck School at Dartmouth College and a bachelor’s degree from Colgate University.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries.  For more information, visit http://www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in laws and regulations, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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